SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934



Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]



[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12



                                IVAX CORPORATION
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee:

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)   Title of each class of securities to which transaction applies:
         (2)   Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4)   Proposed maximum aggregate value of transaction:
         (5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:
         (2)   Form, Schedule or Registration Statement No.:
         (3)   Filing Party:
         (4)   Date Filed:

                                IVAX CORPORATION



PHILLIP FROST, M.D.                                MIAMI, FLORIDA
Chairman of the Board and
Chief Executive Officer




                                   May 7, 1996



         Dear Fellow Shareholder:

                  You are cordially invited to attend the 1996 annual meeting of shareholders of IVAX Corporation (the "Company"). The meeting will be held at 10:00 a.m. on Friday, June 7, 1996, at the Hotel
         Inter-Continental, Grand Ballroom, 100 Chopin Plaza, Miami, Florida.

                  The enclosed notice and proxy statement contain details concerning the business to be considered at the meeting. The Board of Directors of the Company recommends a vote "FOR" the election of fourteen directors to serve until the 1997 annual meeting of shareholders and "FOR" the approval of the proposal to amend the Company's 1994 Stock Option Plan.

                  We sincerely hope that you will be present at the annual meeting. Whether or not you plan to attend, please complete, sign, date and return the accompanying proxy card in the enclosed envelope to ensure that your shares will be represented at the meeting.

                  A copy of the Company's 1995 Annual Report to Shareholders is also enclosed.


                                                    Sincerely,



                                                    Phillip Frost, M.D.

                                IVAX CORPORATION


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 7, 1996



To the Shareholders of
IVAX Corporation:

         The annual shareholders meeting of IVAX Corporation (the "Company") will be held at the Hotel Inter-Continental, Grand Ballroom, 100 Chopin Plaza, Miami, Florida on Friday, June 7, 1996, at 10:00 a.m., local time, for the following purposes:

                  (1) to elect fourteen directors to serve until the 1997 annual meeting of shareholders;

                  (2) to consider a proposal to amend the Company's 1994 Stock Option Plan to increase the number of shares issuable pursuant to the plan and to modify the method of payment for the exercise of stock options under the plan; and

                  (3) to transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on April 19, 1996 are entitled to notice of and to vote at the meeting or any adjournments thereof. A list of such shareholders will be available for inspection during normal business hours at the offices of the Company located at 4400 Biscayne Boulevard, Miami, Florida during the 10 days preceding the meeting.


                                          By Order of the Board of Directors

                                          ARMANDO A. TABERNILLA
                                          SECRETARY

Miami, Florida
May 7, 1996



YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                IVAX CORPORATION

                             4400 BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33137
                                 (305) 575-6000


                                 PROXY STATEMENT

         This proxy statement is furnished by the Board of Directors of IVAX Corporation, a Florida corporation (the "Company"), in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on June 7, 1996 (the "Annual Meeting"), at the time and place set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about May 7, 1996.

         Record holders of common stock, par value $.10 per share (the "Common Stock"), at the close of business on April 19, 1996 (the "Record Date") are entitled to one vote for each share held on all matters to be considered at the Annual Meeting. On the Record Date, 120,282,758 shares of Common Stock were outstanding and entitled to vote.

VOTING

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy. With respect to the proposal to elect fourteen directors to serve until the 1997 annual meeting, shareholders may vote in favor of all nominees or withhold their votes as to all or specific nominees. With respect to the other proposals to be voted upon, shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. If no direction is given on a proxy, it will be voted for the election of all director nominees and for the proposal to amend the Company's 1994 Stock Option Plan to increase the number of shares issuable pursuant to the plan and to modify the method of payment for the exercise of stock options under the plan.

         A proxy delivered pursuant to this solicitation is revocable at any time prior to its exercise by giving written notice to the Secretary of the Company, by delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

         A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum for transaction of business at the Annual Meeting. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting; accordingly, votes that are withheld and broker non-votes will not affect the outcome of the election. The proposal to amend the Company's 1994 Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock voting in person or by proxy at the Annual Meeting; accordingly, an abstention will have the same effect as a negative vote, but because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, broker non-votes will have no effect on the vote.

PRINCIPAL SECURITY HOLDERS

         The following table sets forth certain information with respect to the only persons known by the Company to own beneficially in excess of five percent of the outstanding shares of Common Stock as of April 19, 1996.

                                                          NUMBER                     PERCENT
     NAME AND ADDRESS OF BENEFICIAL OWNER                OF SHARES                  OF CLASS
     ------------------------------------                ---------                  --------
     Phillip Frost, M.D.                                14,226,184 (1)              11.8%
     4400 Biscayne Boulevard
     Miami, Florida 33137

     Azure Limited                                        7,958,492 (2)               6.6%
     c/o Charter Management, Ltd.
     Town Mills
     Trinity Square
     St. Peter Port
     Guernsey, Channel Islands

- - ----------------

          (1) Includes 65,250 shares held directly, 716 shares held for Dr. Frost's benefit under the IVAX Corporation Employee Savings Plan, 193,750 shares which may be acquired pursuant to stock options exercisable within 60 days of April 19, 1996, 13,950,720 shares held by Frost-Nevada Limited Partnership ("FNLP"), and 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of the Company's 6-1/2% Convertible Subordinated Notes Due 2001. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, officer and director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 123,034 shares held of record by his wife. Dr. Frost is a director and executive officer of the Company.

         (2) Azure Limited holds the shares as trustee for Charter Trust Company, the trustee of the I. Kaye Family Trust, created by Mr. Isaac Kaye in 1988. The beneficiaries of the I. Kaye Family Trust may include, among others, Mr. Kaye's children. Mr. Kaye is neither a beneficiary nor a trustee of such trust, and he disclaims beneficial ownership of all of the shares owned by Azure Limited. Mr. Kaye is a director and executive officer of the Company.

                              ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

BOARD OF DIRECTORS

       The Board of Directors set the number of directors constituting the Board at fourteen directors. The persons named below were designated by the Board of Directors as nominees for election as directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the nominees are incumbent directors and were previously elected by the shareholders. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors constituting the Board.

MARK ANDREWS             Mr. Andrews has served as the Chairman of the Board
Director since 1987      of Directors and Chief Executive Officer of American
Age 45                   Exploration Company (oil and gas exploration and
                         production) since 1980, and was its President from 1980 to 1988.

LLOYD BENTSEN            Mr. Bentsen served as the 69th Secretary of the
Director since 1995      Treasury of the United States from January 1993
Age 75                   until December 1994. From 1971 until his appointment
                         as Secretary of the Treasury, he served as a United
                         States

                         Senator from the State of Texas. He is a director of Panhandle Eastern, Inc. (natural gas) and American International Group, Inc. (insurance).


ERNST BIEKERT, PH.D.     Dr. Biekert is a professor at the University of
Director since 1991      Heidelberg in Germany. He was the Chairman of the
Age 71                   Board and Chief Executive Officer of Knoll
                         A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

DANTE B. FASCELL         Mr. Fascell has been a partner of Holland & Knight,
Director since 1993      a Florida law firm, since May 1994. He was of counsel
Age 79                   to Fine Jacobson Schwartz Nash & Block, P.A., a
                         Florida law firm, from 1993 to 1994. From 1955 to 1993, he served as a member of the United States House of Representatives, and was Chairman of the House Foreign
                         Affairs Committee from 1984 to January 1993.

JACK FISHMAN, PH.D.      Dr. Fishman has served as Vice Chairman of the
Director since 1987      Board of Directors of the Company since 1991. From
Age 65                   1991 to February 1995, he served as the Company's
                         Chief Scientific Officer. He is an Adjunct Professor at
                         The Rockefeller University and Director of Research of
                         Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical
                         College. Dr. Fishman was President of the Company from
                         1988 to 1991, and served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.

PHILLIP FROST, M.D.      Dr. Frost has served as Chairman of the Board of
Director since 1987      Directors and Chief Executive Officer of the Company
Age 59                   since 1987. He served as the Company's President from
                         July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical
                         Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to
                         1986. He is Chairman of the Board of Directors of Whitman Education Group, Inc. (proprietary education),
                         Vice Chairman of the Board of Directors of North
                         American Vaccine, Inc., and a director of Northrop
                         Grumman Corp. (aerospace), American Exploration Company
                         (oil and gas exploration and production), and NaPro
                         BioTherapeutics, Inc. (biopharmaceutical research and development). He is a trustee of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

HAROLD S. GENEEN         Mr. Geneen has served as the Chairman of the Board
Director since 1992      of Directors of Gunther International Ltd.(automated
Age 86                   document assembly systems) since September 1993. He
                         also serves on the boards of a number of privately-held companies. He was Chairman of the Board of Directors of Finlay Enterprises, Inc. (retail jewelry) from 1988 through 1993. Mr. Geneen was Chairman of the Board of Directors of ITT Corporation from 1965 until 1979, remained on the Board of Directors of ITT Corporation until 1983, and presently is Chairman Emeritus of ITT
                         Corporation. Mr. Geneen is also Chairman Emeritus of
                         ITT Hartford Group, Inc. and ITT Industries, Inc. He is a member of the Board of Trustees of New York
                         University, the Board of Trustees of the Salk
                         Institute, and the Board of Governors of the University of Miami School of Medicine.

JANE HSIAO, PH.D.        Dr. Hsiao has served as the Company's Vice
Director since 1995      Chairman-Technical Affairs since February 1995. From
Age 49                   1992 until February 1995, she served as the Company's
                         Chief Regulatory Officer and Assistant to the Chairman, and as Vice President-Quality Assurance and Compliance of Baker Norton Pharmaceuticals, Inc., the Company's principal proprietary pharmaceutical subsidiary. From
                         1987 to 1992, Dr. Hsiao was Vice President-Quality
                         Assurance, Quality Control and Regulatory Affairs of
                         Baker Norton Pharmaceuticals, Inc.

LYLE KASPRICK            Mr. Kasprick is a private investor. He has served as a
Director since 1987      director of North American Vaccine, Inc. since 1989,
Age 63                   and served as its Chairman from June 1991 to January
                         1995. Mr. Kasprick is a member of the Board of Directors of the University of North Dakota Foundation.

ISAAC KAYE               Mr. Kaye has served as Deputy Chief Executive Officer
Director since 1990      of the Company since 1990, and as Chief Executive
Age 66                   Officer of Norton Healthcare Limited, the Company's
                         principal United Kingdom pharmaceutical subsidiary, since 1990. Mr. Kaye is a director of Whitman Education
                         Group, Inc. (proprietary education).

HARVEY KRUEGER           Mr. Krueger has served as a Senior Managing Director
Director since 1991      of Lehman Brothers since 1991. For more than five
Age 67                   years prior thereto, he was a Managing Director of
                         Lehman Brothers and its predecessor companies. He is a director of Automatic Data Processing, Inc. (computing services), R.G. Barry Corp. (footwear), Chaus, Inc.
                         (women's clothing), and Electric Fuel Corp. (batteries for electric automobiles). Mr. Krueger is also on the International Advisory Board of Club Mediteranee, S.A.
                         (resorts).

JOHN H. MOXLEY III, M.D. Dr. Moxley has served as Vice President of Korn/Ferry
Director since 1989      International (executive recruiting firm) since 1989.
Age 61                   From 1987 to 1989, he was a self-employed medical
                         consultant. From 1981 to 1987, Dr. Moxley served as
                         Senior Vice President of Corporate Planning and
                         Alternative Services for American Medical
                         International, Inc. (hospitals).

M. LEE PEARCE, M.D.      Dr. Pearce is a private investor. He is a director of
Director since 1989      OrNda  Healthcorp (hospitals).
Age 65

MICHAEL WEINTRAUB        Mr. Weintraub is a private investor. Since  1979, he
Director since 1987      has been a director of Gibson Security Corp., a
Age 57                   privately-owned investment company, and has served as
                         its Chairman and President since 1990.


DIRECTOR COMPENSATION

         Each director who is not employed by the Company receives $10,000 per year for his service as a director and is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to the Company's 1994 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following the Company's annual meeting of shareholders, non-qualified options to purchase 5,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant, and having a term of ten years.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held nine meetings during 1995. During 1995, all directors attended at least 75% of the meetings of the Board of Directors except for Messrs. Fascell and Krueger and at least 75% of the meetings of the committees of the Board of Directors on which they served during the period in which they served except for Mr. Andrews, Mr. Bentsen, Dr. Fishman and Mr. Krueger. The Board of Directors has four standing committees, described below. The Board of Directors does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board of Directors.

         EXECUTIVE COMMITTEE. The Executive Committee has the authority to act for the Board of Directors on certain matters during intervals between meetings of the Board of Directors. The Executive Committee, the current members of which are Drs. Frost and Hsiao and Mr. Kaye, did not hold any meetings during 1995, but did approve certain actions by written consent during the year.

         AUDIT COMMITTEE. The principal functions of the Audit Committee include reviewing the adequacy of the Company's internal systems of accounting controls, recommending to the Board of Directors the appointment of independent auditors, conferring with independent auditors and internal auditors concerning the scope of their examinations of the books and records of the Company and their independence, reviewing the financial statements of the Company and management's disclosures, reviewing the independent auditors' findings and recommendations, and considering other appropriate matters regarding the financial affairs of the Company. The Audit Committee, the current members of which are Messrs. Andrews, Geneen, Kasprick and Krueger, held four meetings during 1995.

         COMPENSATION AND STOCK OPTION COMMITTEE. The principal functions of the Compensation and Stock Option Committee are to approve or recommend to the Board of Directors remuneration arrangements and compensation plans involving the Company's directors and executive officers, to review with management the Company's employee benefit programs, and to administer the Company's stock option plans. The Compensation and Stock Option Committee, the current members of which are Mr. Weintraub and Drs. Moxley and Pearce, held five meetings during 1995.

         REGULATORY COMPLIANCE COMMITTEE. The principal function of the Regulatory Compliance Committee is to review with management the Company's compliance with regulatory requirements. The Regulatory Compliance Committee, the current members of which are Messrs. Fascell and Bentsen and Drs. Biekert and Fishman, held four meetings during 1995.

EXECUTIVE OFFICERS WHO ARE NOT NOMINEES

         Set forth below is a summary of the background and business experience of the executive officers of the Company who are not nominees for director.

         SAMUEL BRODER, M.D. Dr. Broder, age 51, has served as the Company's Senior Vice President-Research and Development and Chief Scientific Officer since March 1995. He held various positions at the National Cancer Institute since 1972, serving as its Director from 1989 until February 1995.

         MICHAEL W. FIPPS. Mr. Fipps, age 53, has served as the Company's Chief Financial Officer since July 1994. From 1973 to June 1994, he held various positions at Bergen Brunswig Corporation (pharmaceutical wholesaler), serving as its Vice President and Treasurer from 1985 to June 1994.

         NORWICK B.H. GOODSPEED. Mr. Goodspeed, age 46, has been President and Chief Executive Officer of McGaw, Inc., the Company's intravenous products subsidiary, since December 1993. From May 1991 until December 1993, Mr. Goodspeed was Senior Vice President, Sales and Marketing of McGaw, Inc. From September 1988 to May 1991, he was the President and Chief Executive Officer of Vical, Inc. (gene therapy).

          RICHARD C. PFENNIGER, JR. Mr. Pfenniger, age 40, has served as the Company's Chief Operating Officer since May 1994. He served as Senior Vice President-Legal Affairs and General Counsel of the Company from 1989 to May 1994, and as Secretary from 1990 to 1994. Prior to joining the Company, Mr. Pfenniger was engaged in private law practice, most recently as a member of the law firm of Greer, Homer & Bonner, P.A. in Miami, Florida. Mr. Pfenniger is a director of NaPro BioTherapeutics, Inc. (biopharmaceutical research and development), Whitman Education Group, Inc. (proprietary education) and North American Vaccine, Inc.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to the Company and written representations from the Company's directors and executive officers that no other reports were required, the Company believes that, during 1995, the Company's directors, executive officers and 10% shareholders complied with all
Section 16(a) filing requirements applicable to them, except that Dr. Fishman filed one late report relating to the transfer of 79,207 shares of Common Stock into an exchange fund; Mr. Goodspeed filed one late report relating to the cancellation of employee stock options and the grant of replacement options in exchange therefor; and Dr. Broder filed one late report relating to the purchase of 100 shares of Common Stock through a pension plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Dr. Fishman is entitled to receive $87,500 upon the first commercial sale of a product covered by the patents relating to nalmefene, a compound under development by the Company. The payment was authorized in connection with the purchase of certain patents relating to nalmefene, as partial consideration to Dr. Fishman for the waiver of certain rights as the inventor under such patents.

         The Company owns approximately 13% of the outstanding common stock of NaPro BioTherapeutics, Inc. ("NaPro"), and is a party to an exclusive agreement with NaPro to develop and market in certain territories paclitaxel supplied by NaPro. Certain executive officers and directors of the Company serve as directors of NaPro.

         In November 1995, the Company sold its investment in 1,000,000 shares of North American Vaccine, Inc. ("NAVA") Series A Convertible Preferred Stock (the "Preferred Stock") to Frost-Nevada Limited Partnership, a limited partnership beneficially owned by Dr. Frost, for $16,250,000 in cash. The purchase price was determined based upon a discount from the market price of the NAVA common stock into which the Preferred Stock is convertible. The Company received an opinion of an independent valuation firm that the discount was reasonable, and the Board of Directors of the Company, with the interested directors abstaining, approved the sale. Certain executive officers and directors of the Company serve as directors of NAVA. In addition, Dr. Frost is a principal shareholder of NAVA.

         Frost-Nevada Limited Partnership, a limited partnership beneficially owned by Dr. Frost, held $1,000,000 in principal amount of certain convertible subordinated debentures issued by the Company in 1990. The debentures bore interest at 9% and were due on October 9, 1995. The debentures were converted in October 1995 pursuant to their terms into Common Stock at the conversion price of $5.20 per share, which was a 20% premium over the market price of the Common Stock on the date the debentures were issued.

         Whitman Education Group, Inc. ("Whitman") is currently negotiating with the Company to lease approximately 5,500 square feet of office space in Miami, Florida from the Company. Certain executive officers and directors of the Company serve as directors of Whitman. In addition, Dr. Frost is a principal shareholder of Whitman.

         The Company is a party to a consulting agreement with Mr. Bentsen pursuant to which he receives each year (1) $25,000, less any fees paid for his service as a director of the Company, and (2) options to purchase 25,000 shares of Common Stock, less any options received for his service as a director of the Company. The agreement has a term of one year, and automatically renews for successive one year terms unless terminated by either party.

STOCK OWNERSHIP OF MANAGEMENT

          The following table indicates, as of April 19, 1996, the number of shares of Common Stock beneficially owned by each director (all of whom are also nominees for director), each executive officer named in the "Summary Compensation Table" under "Executive Compensation" below, and by all directors and executive officers as a group, and the percentage such shares represent of the total outstanding shares of Common Stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.


                                                              SHARES
               NAME OR IDENTITY                            BENEFICIALLY         PERCENT OF
                   OF GROUP                                 OWNED (1)             CLASS
               ----------------                            ------------         ----------
              Mark Andrews                                 25,000   (2)               *
              Lloyd Bentsen                                29,000   (2)               *
              Ernst Biekert, Ph.D.                         25,000   (2)               *
              Dante B. Fascell                             20,000   (2)               *
              Jack Fishman, Ph.D.                       2,172,753   (3)            1.8%
              Phillip Frost, M.D.                      14,226,184   (4)           11.8%
              Harold S. Geneen                             30,500   (2)               *
              Jane Hsiao, Ph.D.                         3,076,718   (5)            2.6%
              Lyle Kasprick                               212,751   (2)               *
              Isaac Kaye                                  223,750   (2)               *
              Harvey M. Krueger                            26,500   (2)               *
              John H. Moxley III, M.D.                     34,450   (2)               *
              M. Lee Pearce, M.D.                         306,250   (6)               *
              Michael Weintraub                            65,000   (7)               *
              John H. Klein                               921,747   (8)               *
              Norwick B.H. Goodspeed                       40,967   (2)               *
              Richard C. Pfenniger, Jr.                   239,708   (9)               *
              All directors and executive              21,739,160  (10)           17.8%
                officers as a group (19 persons)

- - --------------------

          *   Represents beneficial ownership of less than 1%.

          (1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934.

          (2) Includes shares which may be acquired pursuant to stock options exercisable within 60 days of April 19, 1996 as follows: Mr. Andrews (25,000), Mr. Bentsen (25,000), Dr. Biekert (25,000), Mr. Fascell (18,750), Mr. Geneen (25,000), Mr. Kasprick (25,000), Mr. Kaye (193,750), Mr. Krueger (25,000), Dr.
Moxley (25,000), and Mr. Goodspeed (17,348).

          (3) Includes 10,468 shares held by a child and 9,200 shares held by Dr. Fishman's wife. Dr. Fishman disclaims beneficial ownership of an additional 60,000 shares held as co-trustee of certain trusts for the benefit of certain family members.

          (4) Includes 65,250 shares held directly, 716 shares held on Dr. Frost's behalf under the IVAX Corporation Employee Savings Plan, 193,750 shares which may be acquired pursuant to stock options exercisable within 60 days of April 19, 1996, 13,950,720 shares held by Frost-Nevada Limited Partnership ("FNLP"), and 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of the Company's 6-1/2% Convertible Subordinated Notes Due 2001. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, officer and director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 123,034 shares held of record by his wife.

          (5) Includes 984,285 shares held as trustee for the benefit of certain family members, 81,250 shares which may be acquired pursuant to stock options exercisable within 60 days of April 19, 1996, 1,600 shares held by her children and 644 shares held on Dr. Hsiao's behalf under the IVAX Corporation Employee Savings Plan.

          (6) Excludes 200,000 shares donated by Dr. Pearce to a charitable institution, of which he may be deemed to be the beneficial owner; Dr. Pearce disclaims beneficial ownership of such shares.

          (7) Includes 25,000 shares which may be acquired pursuant to currently exercisable options. Mr. Weintraub disclaims beneficial ownership of an additional 311,649 shares held by Gibson Security Corp., of which Mr. Weintraub is Chairman, President, and co-trustee of a trust which owns 97.6% of the shares of Gibson Security Corp.

          (8) Includes 692,100 and 229,647 shares which may be acquired pursuant to stock options held by Mr. Klein and Mr. Klein's wife, respectively, which are excercisable within 60 days of April 19, 1996.

          (9) Includes 117,500 shares which may be acquired pursuant to stock options exercisable within 60 days of April 19, 1996, 743 shares held on his behalf under the IVAX Corporation Employee Savings Plan, and 30 shares held by Mr. Pfenniger's wife under the IVAX Corporation Employee Savings Plan.

          (10) Includes shares noted in footnotes (2) through (9) as beneficially owned and 62,500 additional shares which may be acquired pursuant to stock options exercisable within 60 days of April 19, 1996.

EXECUTIVE COMPENSATION

         The following table contains certain information regarding aggregate compensation paid or accrued by the Company during 1995 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.


                                            SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM        ALL OTHER
                                          ANNUAL COMPENSATION                       COMPENSATION      COMPENSATION
                                 -----------------------------------------------    ------------      ------------
           NAME AND                                                 OTHER ANNUAL
      PRINCIPAL POSITION         YEAR     SALARY        BONUS       COMPENSATION    STOCK OPTIONS
      ------------------         ----     ------        -----       ------------    -------------
                                            ($)          ($)             ($)             (#)             ($)(1)
Phillip Frost, M.D.              1995      550,000      - 0 -           - 0 -            75,000            4,500
Chief Executive Officer          1994      425,000        50,000        - 0 -            50,000            4,400
                                 1993      340,000      - 0 -           - 0 -           200,000            3,400

Isaac Kaye (2)                   1995      500,000      - 0 -           - 0 -            75,000           48,600
Deputy Chief Executive           1994      332,150      - 0 -           - 0 -            50,000           49,484
Officer                          1993      228,140      - 0 -           - 0 -           200,000           41,390

John H. Klein (3)                1995      400,010      - 0 -           - 0 -           - 0 -             19,153
                                 1994      396,170      - 0 -           - 0 -           - 0 -             15,811
                                 1993      300,170       262,649        - 0 -           980,250(4)        25,812

Richard C. Pfenniger, Jr.        1995      328,333      - 0 -           - 0 -            75,000            4,500
Chief Operating Officer          1994      258,720        50,000        - 0 -           100,000            4,400
                                 1993      200,000        25,000        - 0 -            65,000            4,501

Norwick B.H. Goodspeed           1995      275,000       173,469(5)     - 0 -           - 0 -              4,500
President, McGaw, Inc.           1994      250,000        75,000        - 0 -           110,000            4,337
                                 1993      200,000        12,000     269,535(6)          15,690(7)         8,994

- - ---------------

         (1) Except for Messrs. Kaye, Goodspeed and Klein, the amounts included in the "All Other Compensation" column represent matching contributions made by the Company under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code. For Mr. Goodspeed, for 1993 and 1994, such amounts represent matching contributions made by McGaw, Inc. ("McGaw") under McGaw's employee savings plan, which was merged into the IVAX Corporation Employee Savings Plan effective January 1, 1995, and for 1995 represent matching contributions made by the Company under the IVAX Corporation Employee Savings Plan. For Mr. Klein, such amounts consist of use of an automobile, reimbursement for automobile related expenses and payment of term life insurance premiums, all of which were paid pursuant to Mr. Klein's employment agreement, described below, and, for 1993 also include matching contributions made by Zenith Laboratories, Inc. ("Zenith") under Zenith's employee savings plan, and for 1995 also include matching contributions made by the Company under the IVAX Corporation Employee Savings Plan. For Mr. Kaye, such amounts consist of the use of an automobile and reimbursement for a chauffeur, parking and other automobile related expenses, all of which were paid pursuant to Mr. Kaye's employment agreement, described below.

         (2) Mr. Kaye's salary and other compensation is paid in British pounds, and the information in the table is based on the average exchange rate during the applicable year.

         (3) Mr. Klein served as the President of the Company's North American Multi-Source Pharmaceutical Group from January 1, 1995 until his resignation effective January 17, 1996.

         (4) These options were granted to Mr. Klein pursuant to his employment agreement, described below, and were assumed by the Company in connection with the Company's acquisition of Zenith in December 1994. The number of options are adjusted based upon the Zenith acquisition conversion ratio.

         (5) This amount includes a $125,000 retention bonus paid by the Company to Mr. Goodspeed on March 25, 1995 for continuing to serve as McGaw's President during the year following the Company's acquisition of McGaw.

         (6) This amount includes payment to or on behalf of Mr. Goodspeed totalling $254,373 for relocation expenses, and payments totalling $15,162 to cover Mr. Goodspeed's tax liability on the relocation expenses paid directly to him.

         (7) These options were assumed by the Company in connection with the Company's acquisition of McGaw in March 1994. The number of options are adjusted based upon the McGaw acquisition conversion ratio.

         Mr. Kaye was a party to an employment agreement with the Company and Norton Healthcare Limited, a subsidiary of the Company ("Norton Healthcare"), which expired on December 28, 1995. Pursuant to the agreement, Mr. Kaye was entitled to receive an annual salary of at least 150,000 British pounds and certain benefits for serving as Deputy Chief Executive Officer of the Company and Chief Executive Officer of Norton Healthcare. The agreement restricts Mr. Kaye from competing with the Company, Norton Healthcare and certain other affiliated entities during his employment and for a period of 12 months from the date of expiration of the employment agreement.

         Mr. Klein was a party to an employment agreement with Zenith Laboratories, Inc., a subsidiary of the Company ("Zenith"), which was entered into in November 1993 prior to the Company's acquisition of Zenith and which was terminated by the mutual agreement of the parties effective January 17, 1996. Pursuant to the employment agreement, Mr. Klein was entitled to receive an annual salary of at least $400,000 and certain benefits for serving as the President and Chief Executive Officer of Zenith. As part of the agreement's termination, the vesting period of certain options granted to Mr. Klein pursuant to the agreement were accelerated, and Mr. Klein agreed to continue to serve as a non-executive employee of Zenith until December 31, 1996 and as a consultant to Zenith from January 1, 1997 to December 31, 1998. Mr. Klein will receive an annual salary of $400,000 through December 31, 1996 and an annual consulting fee of $400,000 through December 31, 1998. In addition, Mr. Klein is entitled to continue to receive certain employee benefits until January 1, 1997. Mr.
Klein also agreed to refrain from competing with Zenith through January 1, 1999.

STOCK OPTIONS

         The following table sets forth information concerning stock option grants made during 1995 to the executive officers named in the "Summary Compensation Table."

                                      STOCK OPTION GRANTS IN FISCAL YEAR 1995

                                               PERCENT OF                                 POTENTIAL REALIZABLE VALUE
                                                  TOTAL                                   AT ASSUMED ANNUAL RATES OF
                                   OPTIONS       OPTIONS                                 STOCK PRICE APPRECIATION FOR
            NAME AND               GRANTED     GRANTED TO      EXERCISE   EXPIRATION             OPTION TERM
     PRINCIPAL POSITION(1)           (2)        EMPLOYEES        PRICE       DATE        ----------------------------
                                     (#)           (%)            ($)                           5%              10%
                                                                                               ($)              ($)

Phillip Frost, M.D.                 75,000         4.4         20.625       2/23/2002        629,775         1,467,675
Chief Executive Officer

Isaac Kaye                          75,000         4.4         20.625       2/23/2002        629,775         1,467,675
Deputy Chief Executive Officer

Richard C. Pfenniger, Jr.           75,000         4.4         20.625       2/23/2002        629,775         1,467,675
Chief Operating Officer

- - --------------------

         (1) No stock options were granted to Mr. Klein or Mr. Goodspeed during 1995.

         (2) All options are nonqualified options and vest in equal portions over four years.

         The following table sets forth information concerning stock option exercises during 1995 by each of the executive officers named in the "Summary Compensation Table" and the year-end value of unexercised options held by such officers.

                   STOCK OPTION EXERCISES IN FISCAL YEAR 1995 AND FISCAL YEAR-END OPTION VALUES

                                                                                                 VALUE OF UNEXERCISED
                                      SHARES                       NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                     ACQUIRED                    OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END
             NAME AND                   ON          VALUE      --------------------------    --------------------------
        PRINCIPAL POSITION           EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                       (#)           ($)       (#)           (#)             ($)           ($)
Phillip Frost, M.D.                    - 0 -        - 0 -            112,500        212,500        737,000      1,327,625
Chief Executive Officer

Isaac Kaye                             - 0 -        - 0 -            112,500        212,500        737,000      1,327,625
Deputy Chief Executive Officer

John H. Klein(2)                      882,225     22,395,282         392,100        588,150      4,848,317      4,697,357

Richard C. Pfenniger, Jr.              - 0 -        - 0 -             57,500        182,500        292,650        989,525
Chief Operating Officer

Norwick B.H. Goodspeed                 - 0 -        - 0 -             15,713        114,250        292,587        999,217
President, McGaw, Inc.

- - --------------------

         (1) The value of unexercised in-the-money options represents the number of options held at year-end 1995 multiplied by the difference between the exercise price and $28.50, the closing price of the Common Stock at year-end 1995.

         (2) Former President of the Company's North American Multi-Source Pharmaceutical Group.

PERFORMANCE GRAPH

         The graph and table set forth below compare the cumulative total shareholder return on the Common Stock for 1991 through 1995 with the Dow Jones Pharmaceuticals Index and the Dow Jones Equity Market Index for the same period. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1990 (the last trading day in 1990), and the reinvestment of all dividends.

                             PERFORMANCE GRAPH HERE


             YEAR-END                               1990   1991    1992     1993    1994    1995
             --------                               ----   ----    ----     ----    ----    ----
             IVAX Corporation                        100    740     560      551     366     550
             Dow Jones Pharmaceutical Index          100    157     128      119     136     223
             Dow Jones Equity Market Index           100    132     144      158     159     221

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

         The compensation of the Company's executive officers, including the Chief Executive Officer, is determined by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is composed of three non-employee directors. The Committee's compensation policies are based on a desire to enhance long-term shareholder value. To achieve this goal, the Committee recognizes that it must adopt compensation policies which will attract, retain and motivate qualified and experienced executive officers. In attracting and retaining executives, the Committee recognizes that the Company must compete for the services of executives with many other companies which possess significantly greater financial resources than the Company and have available more comprehensive compensation plans and arrangements than are presently utilized by the Company. To adequately motivate executives in view of the goal of enhancing shareholder value, the Committee recognizes that it must design compensation policies which align the financial interests of the Company's executive officers with those of its shareholders.

         In light of these factors, the Committee believes that the best manner presently available to the Company to attract, retain and motivate talented executives is through the award of significant long-term compensation in the form of stock options at the time the executive joins the Company and periodically thereafter. The Committee believes that providing executives with opportunities to acquire significant stakes in the growth and prosperity of the Company through the grant of stock options will enable the Company to attract and retain qualified and experienced executive officers. In addition, the Committee believes that this approach to compensation creates an entrepreneurial atmosphere which motivates executives to perform to their full potential. The Committee believes that dependence on stock options for a significant portion of executive compensation more closely aligns the executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is directly dependant on the stock price.

         Accordingly, the Committee has designed the compensation of executive officers to consist of a reasonable annual salary, significant long-term compensation in the form of stock options and, in certain limited circumstances, cash bonuses for superior performance during a particular year. In addition, the Committee has implemented Guidelines Regarding Exercise of Stock Options (the "Guidelines"), applicable to all managers, scientists and other professionals, including all executive officers of the Company, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of any shares acquired upon exercise. The Committee will consider an individual's past compliance with the Guidelines in considering the award of additional options.

         EXECUTIVE OFFICERS (OTHER THAN THE CHIEF EXECUTIVE OFFICER). The Chief Executive Officer, with the assistance of other executive officers, makes annual salary recommendations to the Committee for the executive officers of the Company. Such recommendations are reviewed and approved by the Committee with any modifications deemed appropriate. In reviewing and approving annual salary recommendations, the Committee considers several factors, including individual performance, the executive's responsibilities, the cost of living, and the financial performance of the Company, including the Company's revenues, net income and earnings per share. The Company has not, however, established specific performance goals or tied executive compensation to the achievement of specific performance goals. The compensation determination is largely subjective, and no specific weight is given to any particular factor. The Committee may, in certain circumstances, pay a cash bonus to executives whose individual performance during a particular year was outstanding, in the subjective opinion of the Committee. The amount of any bonus is based upon the recommendation of the Chief Executive Officer. The Company has not set specific goals for executives or tied the payment of bonuses to specific goals.

         Stock options represent a significant portion of total compensation for the Company's executive officers. Options are generally awarded to executive officers at the time that they join the Company and periodically thereafter. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of the Company's stock price increases. Generally, grants vest in equal amounts over a four-year period and have seven-year terms. Executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options to executive officers are generally made upon the recommendation of the Chief Executive Officer based on the level of an executive's position with the Company, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options, past compliance with the Guidelines, and discussions with the executive. The determination of the timing and number of stock options granted to the executive officers is made by the Committee on a subjective basis, with no specific weight given to any particular factor.

         CHIEF EXECUTIVE OFFICER. The Committee approved Dr. Frost's base salary of $550,000 for 1995, and also granted to Dr. Frost options to purchase 75,000 shares of Common Stock, on the basis of the magnitude of his responsibilities, his strong leadership of the Company, and his direct impact on the performance of the Company. The determination of his compensation package was subjective, with no specific weight given to any particular factor. The Committee also noted that Dr. Frost was compensated below the levels paid to chief executive officers with comparable qualifications, experience, and responsibilities at other similarly-situated companies. The stock options granted to Dr. Frost have a term of seven years, vest in equal parts over four years, and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

         TAX MATTERS. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to the Company's Chief Executive Officer or to any of the four other most highly compensated executive officers of the Company. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, the Company believes that compensation expenses relating to options granted under its stock option plans will not be subject to the Section 162(m) limitations.

         The Committee continually evaluates the Company's compensation policies and procedures with respect to its executive officers.

                             COMPENSATION COMMITTEE:

                            JOHN H. MOXLEY III, M.D.
                               M. LEE PEARCE, M.D.
                                MICHAEL WEINTRAUB

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the 1995 fiscal year, the following directors served on the Compensation and Stock Option Committee of the Board of Directors: John
H. Moxley III, M.D., M. Lee Pearce, M.D. and Michael Weintraub. None of such persons are or have been executive officers of the Company, and no interlocking relationships exists between such persons and the directors or executive officers of the Company.

                AMENDMENT TO THE COMPANY'S 1994 STOCK OPTION PLAN
                                  (ITEM NO. 2)


DESCRIPTION OF THE 1994 PLAN

         The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Company's Board of Directors in April 1994 and approved by the shareholders of the Company in July 1994. The purpose of the 1994 Plan is to provide the Company with an effective means to attract and retain highly qualified personnel as well as to provide additional incentive to employees and others who provide services to the Company and who can contribute significantly to the Company's success. The 1994 Plan is designed to comply with the requirements of Section 16(b) of the Securities Exchange Act of 1934, and the Company intends that options granted under the 1994 Plan qualify for an exception to the disallowance rule of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). A maximum of 3,000,000 shares of Common Stock may be issued under the 1994 Plan, and as of March 31, 1996, approximately 25,337 shares remained available for issuance under the 1994 Plan. No employee may receive stock options under the 1994 Plan in any given year to purchase a number of shares greater than one percent of the number of shares of Common Stock outstanding as of the date the 1994 Plan was adopted. If a stock option expires, terminates or becomes unexercisable for any reason without being exercised in full, the unpurchased shares which were subject to such stock option shall be available for further grant under the 1994 Plan. No options may be granted under the 1994 Plan after June 30, 2004.

         The 1994 Plan is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which, under the terms of the 1994 Plan, must consist of at least two directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and who are "outside directors" as defined for purposes of
Section 162 (m) of the Code. The Committee has the authority to interpret the provisions of the 1994 Plan and to make all determinations deemed necessary or advisable for its administration.

         The 1994 Plan provides for the issuance of options intended to be incentive stock options within the meaning of Section 422 of the Code and non-qualified stock options not intended to meet the requirements of Section 422 of the Code. Incentive stock options may be granted only to employees of the Company and its subsidiaries, and non-qualified options may be granted to employees, directors, independent contractors and agents of the Company and its subsidiaries. As of March 31, 1996, ten non-employee directors, approximately 7,916 employees, and an indeterminate number of independent contractors and agents were eligible to receive stock options under the 1994 Plan. Subject to the provisions of the 1994 Plan, the Committee determines the persons to whom grants are made and the vesting, timing, amounts, and other terms of such grants. Incentive stock options which first become exercisable in any calendar year for shares with a fair market value on the date of grant in excess of $100,000 are treated as non-qualified stock options to the extent of such excess.

         The exercise price of options may not be less than the fair market value of the Common Stock on the date of grant, except with respect to substitute options issued in connection with certain corporate transactions, and except that the exercise price of any incentive stock option granted to the holder of more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant. The term of each option may not exceed ten years, except the term of any incentive stock option granted to a holder of more than 10% of the outstanding Common Stock may not exceed five years. The option price may be paid in cash or by check or such other consideration as the Committee shall determine. In general, all outstanding options granted to an employee terminate 12 months after the optionee ceases to be an employee, except that such options terminate (i) immediately (unless otherwise determined by the Committee) if the optionee's employment is terminated for deliberate, willful or gross misconduct and (ii) 36 months after retirement. Options granted under the 1994 Plan are not assignable or transferable other than by will or by the laws of descent and distribution, or, in the case of non-qualified stock options, pursuant to a qualified domestic relations order, and, during the optionee's lifetime, the options may be exercised only by the optionee.

         The 1994 Plan provides for an automatic grant of non-qualified stock options to acquire 5,000 shares of Common Stock to non-employee directors of the Company each year on the first business day following the Company's annual meeting of shareholders. The exercise price of such options is equal to the fair market value of the Common Stock on the date of the grant, and such options have a term of ten years.

         The number of shares of Common Stock covered by outstanding options, the number of shares of Common Stock available for issuance under the 1994 Plan, the number of shares of Common Stock with respect to which options are to be granted to non-employee directors, the maximum number of shares of Common Stock with respect to which options may be granted to any employee in any given year, and the exercise price per share of outstanding options, are proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or stock dividend. In the event of a dissolution or liquidation, outstanding options will terminate prior to such transaction, unless otherwise provided by the Committee. Upon the occurrence of certain specified events resulting in a change in control of the Company, the vesting of all outstanding options under the 1994 Plan will be automatically accelerated.

         The Committee may amend or terminate the 1994 Plan in such respects as the Committee deems advisable, except that shareholder approval is required to increase the number of shares of Common Stock subject to the 1994 Plan, to change the class of persons eligible to participate in the 1994 Plan, to materially increase the benefits accruing to participants under the 1994 Plan, or to increase the maximum number of shares of Common Stock with respect to which options may be granted to any employee in any year. No amendment or termination of the 1994 Plan will affect previously granted awards without the optionee's consent unless the Committee determines that such amendment is in the best interest of the shareholders or optionees.

AMENDMENTS TO THE 1994 PLAN

         On January 17, 1996, the Committee approved an amendment to the 1994 Plan permitting an additional method of payment for the exercise of stock options under the 1994 Plan -- the delivery to the Company of an executed irrevocable option exercise notice, together with irrevocable instructions to a broker-dealer to sell (or margin) a sufficient portion of the shares to be acquired upon exercise and deliver the sale (or margin loan) proceeds directly to the Company to pay for the exercise price. This payment method was made immediately available to all optionees except for those optionees subject to
Section 16 of the Securities Exchange Act of 1934. On February 21, 1996, the Committee recommended that this amendment to the 1994 Plan be submitted to the shareholders for approval so that the additional payment method would be available to all optionees, including those optionees that are subject to
Section 16 of the Securities Exchange Act of 1934. On February 21, 1996, the Committee also approved an amendment to the 1994 Plan, subject to shareholder approval, to increase the number of shares of Common Stock issuable pursuant to the 1994 Plan from 3,000,000 shares to 7,000,000 shares. The increase in the number of shares available for issuance under the 1994 Plan is necessary for the Company to continue to have the ability to grant options to attract and retain highly qualified personnel and to provide incentives to individuals who can contribute significantly to the Company's success.

FEDERAL INCOME TAX CONSEQUENCES

         INCENTIVE STOCK OPTIONS. The grant of an incentive stock option has no immediate Federal income tax consequences to the optionee or to the Company. The exercise of an incentive stock option while the optionee is an employee or within three months after termination of employment generally has no immediate tax consequences to the Company or to the optionee. If the optionee is subject to the alternative minimum tax, however, the exercise of an incentive stock option would result in an increase in the optionee's alternative minimum taxable income equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. If an optionee holds the shares acquired pursuant to the exercise of an incentive stock option for the required holding period, the optionee generally recognizes long-term capital gain or loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the exercise price of the shares. In such a case, the Company is not entitled to a deduction in connection with the grant or exercise of the incentive stock option or the sale of shares acquired pursuant to such exercise. If, however, an optionee exercises an incentive stock option more than three months after termination of employment or disposes of the shares prior to the expiration of the required holding period, the optionee generally recognizes ordinary income equal to the excess of the fair market value of the shares on the date of exercise (or the proceeds of disposition, if less) over the exercise price, and the Company is entitled to a corresponding deduction if the compensation constitutes an ordinary and necessary business expense and the limitations of Section 162(m) of the Code do not apply. If the amount realized upon such a disposition exceeds the fair market value of the shares on the date of exercise, the excess generally would be treated as long-term or short-term capital gain. The required holding period is the longer of two years from the date the option was granted and one year after the date of issuance of the shares upon exercise of the option.

         NON-QUALIFIED STOCK OPTIONS. The grant of a non-qualified stock option has no immediate federal income tax consequences to the optionee or the Company. Upon the exercise of a non-qualified stock option, the optionee recognizes ordinary income (subject to employment taxes) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and the Company is entitled to a corresponding deduction if the compensation constitutes an ordinary and necessary business expense and the limitations of Section 162(m) of the Code do not apply. The optionee's tax basis in the shares is the exercise price plus the amount of ordinary income recognized by the optionee, and the optionee's holding period will commence on the date the shares are received. Upon a subsequent sale of the shares, any difference between the optionee's tax basis in the shares and the amount realized on the sale generally is treated as long-term or short-term capital gain or loss.

         CHANGE IN CONTROL. Under the 1994 Plan, upon the occurrence of certain "change in control" transactions, all options then outstanding under the plan become immediately exercisable. Under certain circumstances, compensation payments attributable to such options may be treated as "parachute payments" under the Code, in which case a portion of such payments may be nondeductible to the Company and the recipient may be subject to a 20% excise tax.

OPTIONS GRANTED UNDER THE 1994 PLAN

         As of March 31, 1996, options to purchase approximately 2,899,250 shares of Common Stock were outstanding under the 1994 Plan at exercise prices ranging from $16.50 to $30.125 per share (the fair market value of the Common Stock as of the dates of grant), and options to purchase approximately 614,507 shares of Common Stock were exercisable at prices ranging from $16.50 to $24.25 per share. Except for options granted under the 1994 Plan to non-employee directors, which have a ten year term and vest immediately, and options granted to independent contractors and agents of the Company and its subsidiaries, which have different vesting schedules, all options granted under the 1994 Plan have terms of seven years and vest in equal portions over four years. As of April 26, 1996, the closing price of the Common Stock as reported on the American Stock Exchange composite tape was $30 1/2.

         As described above, the Committee has discretion to determine the persons to whom grants of options are to be made, the number of options to be granted and the terms and conditions of any grant. Accordingly, except for the automatic grants to non-employee directors of the Company, it is not possible to identify the persons who will receive options under the 1994 Plan, the actual number of options to be granted to any individual under the 1994 Plan, or the terms and conditions of any option to be granted.

         The table below indicates, as of March 31, 1996, the aggregate number of options granted under the 1994 Plan since its inception to the persons and groups indicated, and the number of outstanding options held by such persons and groups as of such date.

         NAME OF INDIVIDUAL OR GROUP                       OPTIONS GRANTED          OPTIONS OUTSTANDING
         ---------------------------                       ----------------          -------------------
         Phillip Frost, M.D.*                                    75,000                    75,000
           CHAIRMAN AND CHIEF EXECUTIVE OFFICER
         Isaac Kaye*                                             75,000                    75,000
           DEPUTY CHIEF EXECUTIVE OFFICER
         John H. Klein**                                          - 0 -                      - 0 -
         Richard C. Pfenniger, Jr.                              125,000                   125,000
           CHIEF OPERATING OFFICER
         Norwick B.H. Goodspeed                                   - 0 -                      - 0 -
           PRESIDENT OF MCGAW, INC.
         Mark Andrews*                                            5,000                     5,000
         Lloyd Bentsen*                                          25,000                    25,000
         Ernst Biekert, Ph.D.*                                    5,000                     5,000
         Dante B. Fascell*                                        5,000                     5,000
         Jack Fishman, Ph.D.*                                     - 0 -                     - 0 -
         Harold S. Geneen*                                        5,000                     5,000
         Jane Hsiao, Ph.D.*                                      50,000                    50,000
         Lyle Kasprick*                                           5,000                     5,000
         Harvey M. Krueger*                                       5,000                     5,000
         John H. Moxley, III, M.D.*                               5,000                     5,000
         M. Lee Pearce, M.D.*                                     - 0 -                     - 0 -
         Michael Weintraub*                                       5,000                     5,000
         All current executive officers, as a group             475,000                   475,000
         All current directors who are not
           executive officers, as a group                        65,000                    65,000
         All employees, other than executive
           officers, as a group                               2,491,350                 2,296,750

- - --------------------

         *   Nominee for Director
         ** Former President of the Company's North American Multi-Source Pharmaceutical Group

         In February and March 1996, the Committee approved the grant of additional options for 2,078,813 shares of Common Stock, subject to shareholder approval of the amendment to the 1994 Plan to increase the number of shares issuable under the 1994 Plan. Of such options, options to purchase 75,000 shares were granted to each of the following executive officers, Dr. Frost, Mr. Kaye, Mr. Pfenniger, Mr. Goodspeed, Dr. Hsiao and Dr. Broder, and options to purchase 10,000 shares were granted to Mr. Fipps. The remaining options were granted to employees of the Company and its subsidiaries. None of the options described in this paragraph are included in the above table.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE 1994 PLAN.

                              INDEPENDENT AUDITORS

         Arthur Andersen LLP, independent public accountants, was appointed by the Board of Directors to audit the Company's financial statements for 1996. This firm has acted as independent public accountants for the Company since 1986. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions raised by shareholders.

                                OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Any shareholder proposals intended to be presented at the Company's 1997 annual meeting of shareholders must be received by the Secretary, IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137, no later than January 7, 1997, in order to be considered for inclusion in the Company's proxy statement and form of proxy card relating to such meeting.

EXPENSES OF SOLICITATION

         The cost of this solicitation will be borne by the Company. In addition to the use of the mail, regular employees of the Company may solicit proxies personally or by telephone or facsimile. The Company will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

OTHER BUSINESS

         As of the date of this proxy statement, the Board of Directors knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, the persons named as proxies will vote on such matters in their discretion.





May 7, 1996

                                                                   APPENDIX
                                                                   FORM OF PROXY

                                IVAX CORPORATION
                  4400 BISCAYNE BOULEVARD, MIAMI, FLORIDA 33137

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints Phillip Frost, M.D. and Richard C. Pfenniger, Jr., and each of them severally, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to vote as designated on the reverse side, all the shares of Common Stock, par value $0.10 per share, of IVAX Corporation (the "Company") held of record by the undersigned at the close of business on April 19, 1996, at the Annual Meeting of Shareholders to be held on June 7, 1996, and at any adjournment of such meeting, and, in their discretion, to vote such shares upon such other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" THE APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S 1994 STOCK OPTION PLAN.

PLEASE COMPLETE, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                            (continued on other side)

                           (continued from other side)

1. ELECTION OF DIRECTORS

       FOR each nominee     WITHHOLD AUTHORITY to vote for     Mark Andrews; Lloyd Bentsen; Ernst Biekert, Ph.D.;
       listed (except as    all nominees listed.               Dante B. Fascell; Jack Fishman, Ph.D.; Phillip
       marked to the                                           Frost, M.D.; Harold S. Geneen; Jane Hsiao, Ph.D.;
       contrary).                                              Lyle Kasprick; Isaac Kaye; Harvey M. Krueger; John
                                                               H. Moxley III, M.D.; M. Lee Pearce, M.D.; and
                                                               Michael Weintraub.

         [  ]                      [  ]                        ----------------------------------------------------
                                                              (INSTRUCTION: To withhold authority to vote for any
                                                              individual nominee, write that nominee's name in
                                                              the space provided above.)

2. Proposal to amend the Company's 1994 Stock Option Plan to increase the number of shares issuable pursuant to the Plan and to modify the method of payment for the exercise of stock options under the Plan.

      FOR   AGAINST   ABSTAIN

     [  ]     [  ]      [  ]
                                                              The undersigned acknowledges receipt of the
                                                              accompanying Notice of Annual Meeting of
                                                              Shareholders and Proxy Statement for the
                                                              June 7, 1996 meeting.

                                                              Dated: ____________________________________, 1996

                                                              _________________________________________________
                                                              Signature

                                                              _________________________________________________
                                                              Signature if held jointly

                                                              (Please sign exactly as name or names appear hereon.
                                                              Full title of one signing in representative capacity
                                                              should be clearly designated after signature. Names
                                                              of all joint holders should be written even if signed
                                                              by only one.)

         PLEASE COMPLETE, SIGN, AND DATE THIS PROXY, AND MAIL IT PROMPTLY IN THE
         ENCLOSED ENVELOPE. Postage is not necessary if mailed in the United
         States.

                                                                       APPENDIX

                                IVAX CORPORATION

                             1994 STOCK OPTION PLAN
                                (revised 2/21/96)


1. PURPOSES. The purposes of this 1994 Stock Option Plan (the "Plan") are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees of the Company or its Subsidiaries as well as other individuals who perform services for the Company or its Subsidiaries, and to promote the success of the Company's business. Options granted hereunder may be either Incentive Stock Options or Nonqualified Stock Options, at the discretion of the Committee and as reflected in the terms of the written option agreement.

2.        DEFINITIONS.  As used herein, the following definitions shall apply:

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMMON STOCK" shall mean the common stock, $.10 par value per share, of the Company.

         "COMPANY" shall mean IVAX Corporation, a Florida corporation.

         "COMMITTEE" shall mean the committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan.

         "CONTINUOUS STATUS AS AN EMPLOYEE" shall mean the absence of any interruption or termination of service as an Employee. Service as an Employee shall not be considered interrupted for purposes of the Plan, in the case of sick leave, military leave, or any other bona fide leave of absence approved by the Committee.

         "EMPLOYEE" shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "INCENTIVE STOCK OPTION" shall mean a stock option intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

         "NONQUALIFIED STOCK OPTION" shall mean a stock option not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

         "OPTION" shall mean a stock option granted pursuant to the Plan.

         "OPTIONED STOCK" shall mean the Common Stock subject to an Option.

         "OPTIONEE" shall mean the recipient of an Option.

         "PARENT" shall mean a "parent corporation" of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

         "RULE 16B-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule.

         "SHARE" shall mean a share of Common Stock, as adjusted in accordance with Section 13 of the Plan.

         "SUBSIDIARY" shall mean a "subsidiary corporation" of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. STOCK. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 7,000,000. If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for further grant under the Plan.

4.        ADMINISTRATION.

         (a) COMMITTEE. The Plan at all times shall be administered by a Committee appointed by the Company's Board of Directors. The Committee shall consist of not less than two members of the Board of Directors, each of whom is a "disinterested person" as defined in Rule 16b-3 and an "outside director" as defined for purposes of Section 162(m) of the Code.

         (b) POWERS OF THE COMMITTEE. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to grant Incentive Stock Options or Nonqualified Stock Options; (ii) to determine the fair market value of the Common Stock; (iii) to determine the exercise price per Share of Options to be granted; (iv) to determine the persons to whom, and the time or times at which, Options shall be granted and the number of Shares to be represented by each Option; (v) to determine the vesting schedule of Options to be granted; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option granted under the Plan (which need not be identical); (viii) to accelerate the exercise date of any Option; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee; (x) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to specific members of management or to a committee of management personnel the authority to determine: (A) the persons to whom, and the time and times at which, Options shall be granted and the number of Shares to be represented by each Option, (B) the vesting schedule of Options; (C) the term of Options, and (D) other terms and conditions of any Options; provided that the Committee shall not have the authority to delegate such matters with respect to awards to be granted to any person subject to Section 16 of the Exchange Act or any "covered employee" under Section 162(m) of the Code; and (xi) to interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may require the voluntary surrender of all or any portion of any Option granted under the Plan as a condition precedent to a grant of a new Option to such Optionee. Subject to the provisions of the Plan, such new Option shall be exercisable at the price, during the period and on such other terms and conditions as are specified by the Committee at the time the new Option is granted. Upon surrender, the Options surrendered shall be unexercisable and the Shares previously subject to such Options shall be available for the grant of other Options.

         (c) EFFECT OF THE COMMITTEE'S DECISION. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees.

5. ELIGIBILITY. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, non-Employee directors (in accordance with the provisions of Section 6 of the Plan), independent contractors and agents. Any person who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options. Subject to the provisions of Section 13 of the Plan, the maximum number of Shares with respect to which Options may be granted under the Plan to any Employee in any calendar year is 1% of the authorized and outstanding Shares of Common Stock on the date of adoption of the Plan.

Except as otherwise provided under the Code, to the extent that the aggregate fair market value of stock for which Incentive Stock Options (under all stock option plans of the Company and of any Parent or Subsidiary) are exercisable for the first time by an Employee during any calendar year exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this limitation, (a) the fair market value of stock is determined as of the time the Option is granted, (b) the limitation is applied by taking into account Options in the order in which they were granted, and (c) Incentive Stock Options granted before 1987 are not to be taken into account.

The Plan shall not confer upon any Optionee any right with respect to continuation of employment by the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment at any time.

6. AUTOMATIC GRANT OF OPTION TO NON-EMPLOYEE DIRECTORS. Subject to Section 3 of the Plan, each person who is a non-Employee director of the Company on the first business day following any annual meeting of shareholders of the Company shall automatically receive on such date an Option to acquire 5,000 Shares, as adjusted in accordance with Section 13 of the Plan. The exercise price for the Shares to be issued pursuant to Options granted under this Section 6 shall be as set forth in Section 9(a)(ii) of the Plan. The Options granted pursuant to this
Section 6 shall have a term of ten years from the date of grant. The foregoing formula may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Non-Employee directors shall have the right, if they so wish, to decline receipt of any Options to be granted under this Section 6.

7. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board of Directors of the Company; provided that, if the Plan is not approved by the shareholders of the Company in accordance with Section 18 of the Plan within twelve months after the date of adoption by the Board of Directors, the Plan and any Options granted thereunder shall terminate and become null and void. The Plan shall continue in effect until June 30, 2004 unless sooner terminated in accordance with Section 15 of the Plan.

8. TERM OF OPTION. The term of each Option shall be ten years from the date of grant thereof or, except for Options granted pursuant to Section 6 of the Plan, such shorter term as may be determined by the Committee. However, in the case of an Incentive Stock Option granted to an Employee who, immediately before the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or

Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant thereof or such shorter time as may be determined by the Committee.

9.        EXERCISE PRICE AND CONSIDERATION.

         (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Committee, but shall be subject to the following:

         (i) In the case of an Incentive Stock Option: (A) granted to an Employee who, immediately before the grant of such Incentive Stock Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of grant; and
(B) granted to any other Employee, the per share exercise price shall be no less than the fair market value per Share on the date of grant.

         (ii) In the case of a Nonqualified Stock Option, the per Share exercise price shall be no less than the fair market value per Share on the date of grant and, with respect to Options granted to non-Employee directors as provided in
Section 6 of the Plan, shall be equal to the fair market value per Share on the date of the grant.

         (b) Notwithstanding Section 9(a) of the Plan, in the event the Company substitutes an Option for a stock option issued by another corporation in connection with a corporate transaction, such as a merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the
Code) or partial or complete liquidation involving the Company and such other corporation, the exercise price of such substituted Option shall be as determined by the Committee in its discretion (subject to the provisions of Section 424(a) of the Code in the case of a stock option that was intended to qualify as an "incentive stock option") to preserve, on a per share basis immediately after such corporate transaction, the same ratio of fair market value per option share to exercise price per share which existed immediately prior to such corporate transaction under the option issued by such other corporation.

         (c) The fair market value per Share shall be determined by the Committee in its discretion; provided, however, that if the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on the date of grant of the Option, as reported in the Wall Street Journal.

         (d) The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist of cash or check in an amount equal to the aggregate exercise price of the Shares as to which said Option shall be exercised or such other consideration as the Committee shall determine. Payment may also be made, in the discretion of the Committee, by delivery (including by facsimile) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer designated by the Company to sell (or margin) a sufficient portion of the Shares and deliver the sale (or margin loan) proceeds directly to the Company to pay for the exercise price; provided that Optionees subject to Section 16 of the Exchange Act shall not be entitled to make payment by such method until either the holders of a majority of the outstanding shares of the Company entitled to vote have approved an amendment to the Plan permitting payment by such method or counsel to the Company has advised the Committee that such approval is not required by Rule 16b-3. For purposes of this Section 9(d), the exercise date of such Option shall be the date on which such documents have been delivered to the Company or its designated agent.

10.       EXERCISE OF OPTION.

         (a) PROCEDURE FOR EXERCISE. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 9(d) of the Plan.

         (b) RIGHTS AS A SHAREHOLDER. Until the issuance, which in no event (except as provided in Section 16 of the Plan) will be delayed more than thirty days from the date of the exercise of the Option, of the stock certificate evidencing such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

11.       TERMINATION OF EMPLOYMENT.

         (a) TERMINATION OF STATUS AS AN EMPLOYEE. If any Employee ceases to be in Continuous Status as an Employee, other than (i) by reason of retirement or
(ii) as a result of a termination by the Company for deliberate, willful or gross misconduct, any Option held by such Employee shall be exercisable within twelve months after the date he ceases to be in Continuous Status as an Employee (or such longer period as the Committee shall determine) to the extent the Employee was entitled to exercise such Option as of the date of his termination of employment.

         (b) RETIREMENT OF OPTIONEE. If any Employee ceases to be in Continuous Status as an Employee by reason of such Employee's retirement, any Option held by such Employee shall be exercisable within thirty-six months after the date he ceases to be in Continuous Status as an Employee to the extent that he was entitled to exercise such Option as of the date of his retirement. For purposes of the Plan, "retirement" means termination of services as an Employee at or after age 65 other than as a result of deliberate, willful or gross misconduct.

         (c) TERMINATION FOR MISCONDUCT. If any Employee ceases to be in Continuous Status as an Employee as a result of a termination by the Company for deliberate, willful or gross misconduct, any Option held by such Employee shall terminate immediately and automatically on the date of his termination as an Employee unless otherwise determined by the Committee.

         (d) DEATH OF OPTIONEE. Subject to the provisions of the Plan, any Option held by an Optionee at the time of his death may be subsequently exercised by the legal representative of the Optionee's estate or by the person or persons who acquired the right to exercise the Option by bequest or inheritance but only to the extent the Optionee was entitled to exercise such Option as of the date of his death. In the event of the death of an Optionee during the final three months of the time period specified in Section 11(a) or 11(b), as applicable, the Option may be exercised, at any time within three 3 months following the date of his death, by the Optionee's estate or by a person or persons who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise such Option as of the date of his death.

         (e) EXPIRATION OF OPTIONS. None of the events described above in this
Section 11 shall extend the period of exercisability of the Option beyond the expiration date thereof. To the extent that an Optionee was not entitled to exercise an Option on the date he ceased to be in Continuous Status as an Employee or the date of the Optionee's death, or if he does not exercise such Option (which he was entitled to exercise) within the time period specified in this Section 11, the Option shall terminate and become null and void. Notwithstanding the provisions of Section 11(a), 11(b) or 11(d) of the Plan, no Options shall be exercisable after an Optionee ceases to be in Continuous Status as an Employee in the event the Optionee shall have during the time period in which his Options are exercisable, engaged in deliberate action which, as determined by the Committee, causes substantial harm to the interests of the Company or constitutes a breach of any obligation of the Optionee to the Company. In such event, the Optionee shall forfeit all rights to any unexercised Option as of the date of such deliberate action.

12. NON-TRANSFERABILITY OF OPTIONS. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and, except with respect to a qualified domestic relations order as aforesaid, may be exercised, during the lifetime of the Optionee, only by the Optionee.

13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CHANGE IN CONTROL; DISSOLUTION.

         (a) Subject to any required action by the shareholders of the Company, each of (i) the number of shares of Common Stock covered by each outstanding Option, (ii) the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, (iii) the price per share of Common Stock covered by each such outstanding Option, (iv) the number of shares of Common Stock to be granted to non-Employee directors pursuant to Section 6 of the Plan, and (v) the maximum number of Shares with respect to which Options may be granted to any Employee, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that (a) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code (or any successor provision) and (b) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an "incentive stock option" as defined in Section 422 of the Code; and provided further, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

         (b) If: (1) any person (as defined for purposes of Section 13(d) and 14(d) of the Exchange Act, but excluding the Company and any of its wholly-owned subsidiaries) acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of the Company as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (2) the shareholders of the Company approve (A) any consolidation or merger of the Company in which the Company is not the surviving corporation (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of the surviving corporation immediately after the merger), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to an entity which is not a wholly-owned subsidiary of the Company, then the exercisability of each Option outstanding under the Plan shall be automatically accelerated so that each such Option shall, immediately prior to the specified effective date of any of the foregoing transaction, become fully exercisable with respect to the total number of Shares subject to such Option and may be exercisable for all or any portion of such Shares. Upon the consummation of any of such transaction, all outstanding Options under the Plan shall, to the extent not previously exercised, terminate and cease to be outstanding.

         (c) In the event of the proposed dissolution or liquidation of the Company, all outstanding Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

14. TIME FOR GRANTING OPTIONS. The date of grant of an Option shall be the date on which the Committee makes the determination granting such Option or such later date as the Committee may specify. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant.

15.       AMENDMENT AND TERMINATION OF THE PLAN.

         (a) Subject to the limitations set forth in Section 6 of the Plan, the Committee may amend or terminate the Plan from time to time in such respects as the Committee may deem advisable; provided that, the following revisions or amendments shall require approval of the Company's shareholders in accordance with Section 18 of the Plan (i) any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 13 of the Plan; (ii) any change in the designation of the class of persons eligible to be granted Options; (iii) any material increase in the benefits accruing to participants under the Plan; or (iv) any increase in the maximum number of Shares with respect to which Options may be granted to any Employee.

         (b) EFFECT OF AMENDMENT OR TERMINATION. No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the

Optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of shareholders or Optionees.

16. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the advice of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

17. OPTION AGREEMENTS. Options shall be evidenced by written option agreements in such form as the Committee shall approve. Such agreements shall contain such provisions, including, without limitation, restrictions upon the exercise of the Option, as the Committee shall determine.

18. SHAREHOLDER APPROVAL. The effectiveness of the Plan shall be subject to approval by the shareholders of the Company, in a separate vote, within twelve months after the date the Plan is adopted. The approval of such shareholders of the Company shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and shall be obtained, at a duly held shareholders' meeting, by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon.

19. INDEMNIFICATION OF COMMITTEE MEMBERS. In addition to such other rights of indemnification as they may have as Directors, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Articles of Incorporation and Bylaws of the Company), or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member did not act in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company; provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

20. OTHER COMPENSATION PLANS. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees and directors of the Company or any Subsidiary.

21. HEADINGS. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

22. WITHHOLDING. The Company and any Subsidiary may, to the extent permitted by law, deduct from any payments or transfers of any kind due to an Optionee the amount of any federal, state, local or foreign taxes required by any governmental regulatory authority to be withheld or otherwise deducted with respect to the Options or the Optioned Stock.

23. GOVERNING LAW. The Plan, the Options granted hereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

24. COMPLIANCE WITH RULE 16B-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 (or any successor rule) in connection with any Option granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, any provision of this Plan or any Option agreement that does not comply with the requirements of Rule 16b-3 (or any successor rule) as then applicable to any such person shall be construed or deemed amended to the extent necessary to conform to such requirements, except that such automatic amendment shall not apply to any other participant in the Plan who is not (at the time of such application) subject to Section 16 of the Exchange Act. Any action taken by the Committee pursuant to the Plan that does not comply with the requirements of Rule 16b-3 (or any successor rule) shall be null and void.